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                               [LOGO] RENAISSANCE



FOR IMMEDIATE RELEASE


Investor Contacts:  Joseph F. Pesce, CFO, Renaissance Worldwide, Inc.,
                    (781) 290-3004, jpesce@rens.com Susan M.R. Murgia, Renaissance Worldwide, Inc., (781) 290-3033, smurgia@rens.com


           Renaissance Worldwide Receives $65 Million in Proceeds from
                          Business Strategy Group Sale

             Company Board of Directors Approves Stock Buy-Back Plan


WALTHAM, Mass.-- March 14, 2000 -- Renaissance Worldwide Inc. (NASDAQ:REGI), a business and technology consulting firm, today reported the receipt of $65 million in proceeds from the recently completed sale of its Business Strategy Group. The immediate use of these funds has been to reduce the Company's revolving credit facility borrowings to under $20 million. This represents the lowest revolving debt the Company has maintained since the summer of 1997.

Renaissance last week announced an aggressive new strategy designed to benefit from growing client interest and investment in web-based technologies. The Company recently announced the launch of two new business units:
GovConnect.com(TM), electronic government and public access; and the eSystems Development Group, focusing on end-to-end eBusiness solutions.

"Renaissance has spent nearly two years rebuilding our in-house operation from the top down," said Drew Conway, Chairman and Chief Executive Officer. "We have gotten our back-office operation in order, Y2K is behind us, and we are well positioned to take advantage of the enormous opportunity growing within our space. We are very excited about our new initiatives as well as the central role IT Staffing and Enterprise Solutions, our core businesses, continue to play in the developing digital economy."

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Renaissance Worldwide Receives $65 Million in Proceeds from Business Strategy
Group Sale                                                                Page 2


The Company also announced that its Board of Directors has authorized the Company to repurchase up to 2 million shares of its common stock. The stock may be bought from time to time in the open market or through private transactions. The Company reported that the shares would be used for employee stock benefit and stock option plans.

"At current trading levels we believe that Renaissance stock is undervalued and represents an excellent investment opportunity," said Joseph Pesce, Executive Vice President, Chief Financial Officer and Treasurer. "Our decision to repurchase Company stock is a confirmation of our belief in the long-term value of the Company and the strong position we will continue to hold in the rapidly developing information technology industry."


About Renaissance

Renaissance Worldwide, Inc. is a global business and technology consulting firm that provides focused solutions for breakthrough performance. Renaissance delivers best-in-class services to Fortune 1000 and public sector clients by following its proven Concept-to-Completion(R) delivery model, designed to optimize time to return on investment and minimize risk throughout the project life cycle. Founded in 1986, the company currently has approximately 5,600 professionals in 70 offices, located in principal cities throughout North America, Europe, and Asia-Pacific. Visit Renaissance on the Web: http://www.rens.com.


This press release contains forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including continued impact of Y2K issues on the undertaking of IT projects by existing or potential clients, availability of qualified consultants, integration of acquisitions, ability to sustain and manage growth, as well as the factors set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K dated March 26, 1999 and Quarterly Report on Form 10-Q dated November 9, 1999. Renaissance, Renaissance Worldwide and Concept-to-Completion are trademarks of Renaissance Worldwide, Inc.

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